Exhibit 10.1

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of March 6, 2014 (the “Effective Date”) by and among (i) SILICON VALLEY BANK, a California corporation with a loan production office located at 14185 Dallas Parkway, Suite 760, Dallas TX 75254 (“Bank”), (ii) MAVENIR SYSTEMS, INC., a Delaware corporation (“Mavenir”), (iii) MAVENIR HOLDINGS, INC., a Delaware corporation (“Holdings”), (iv) MAVENIR SYSTEMS IP HOLDINGS, LLC, a Delaware limited liability company (“Mavenir IP”) each with offices located at 1700 International Parkway, Suite 200, Richardson, TX 75081, (v) MAVENIR SYSTEMS HOLDINGS LIMITED, a company registered under the laws of England and Wales under company number 05181808 whose registered office is at 76 Wallingford Road, Shillingford, Oxfordshire OX10 7EU, United Kingdom (“U.K. Holdings”), (vi) MAVENIR SYSTEMS UK LIMITED, a company registered under the laws of England and Wales under company number 04388973 whose registered office is at 76 Wallingford Road, Shillingford, Oxfordshire OX10 7EU, United Kingdom (“Mavenir U.K.” and together with U.K. Holdings, the “U.K. Borrower”), and (vii) MAVENIR SYSTEMS PTE LTD., a company incorporated under the laws of Singapore with registration number 200105057D and having its registered office located at 18 Mohamed Sultan Road, #03-01, Singapore 238967 (“Mavenir Singapore” or “Singapore Borrower”, and together with U.K. Holdings and Mavenir U.K., Mavenir, Holdings, and Mavenir IP, individually and collectively, jointly and severally, the “Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. This Agreement amended and restated in its entirety that certain Senior Loan and Security Agreement, dated as of October 18, 2012, by and between Borrower and Bank, as amended by that certain Joinder and First Loan Modification to Senior Loan and Security Agreement, dated as of February 13, 2013, as amended by that certain Consent to Acquisitions, Waiver and Amendment, dated as of May 6, 2013 and as further amended by that certain Second Loan Modification to Senior Loan and Security Agreement, dated as of June 4, 2013 (as amended, the “Prior Loan Agreement”). The parties agree as follows:

1. ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2. LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1 Revolving Advances.

(a) Availability. Subject to the terms and conditions of this Agreement and to deduction of Reserves, Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed under the Revolving Line may be repaid, and prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable. The Revolving Line may be prepaid at any time in full or in part without prepayment premium or penalty.

2.1.2 Term Loan.

(a) Availability. Bank shall make one (1) term loan available to Borrower in an amount equal to Twenty Five Million Dollars ($25,000,000) (the “Term Loan Amount”), on the Effective Date, subject to the satisfaction of the terms and conditions of this Agreement.

(b) Repayment. Commencing on the first day of the month following the month in which the Funding Date occurs, Borrower shall make (i) monthly payments of interest with respect to the Term Loan and thereafter on the first day of each successive calendar month until the Term Loan is paid in full. Commencing on April 1, 2015 and on the first day of each month thereafter, Borrower shall repay the principal amount of the Term Loan in forty-eight (48) equal installments of principal, based on a forty-eight (48) month amortization schedule (each payment of principal and/or interest being a “Term Loan Payment”). Borrower’s final Term Loan Payment, due on the Term Loan Maturity Date, shall include all outstanding principal and accrued and unpaid interest under the Term Loan. Once repaid, the Term Loan may not be reborrowed.

(c) Optional Prepayment of Term Loan. Borrower may at any time and from time to time prepay all but not less than all of the outstanding principal balance of the Term Loan, upon irrevocable notice delivered to the Bank no later than 10:00 A.M., Eastern time, three (3) Business Days prior thereto, which notice shall specify the date and amount of the proposed prepayment. If such prepayment occurs on or prior to the First Anniversary and is at Borrower’s election or at Bank’s election due to the occurrence and continuance of an Event of Default, Borrower shall pay to Bank, in addition to the payment of any other expenses or fees then-owing, a prepayment premium in an amount equal to one percent (1.00%) of the principal balance of the Term Loan (i.e. Two Hundred Fifty Thousand Dollars ($250,000)). No prepayment premium shall in any event be charged if the credit facility hereunder is replaced with a new facility from another division of Silicon Valley Bank. In addition, if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a refinancing, such notice of prepayment may be revoked if the financing is not consummated. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. After the First Anniversary, Borrower may at any time and from time to time prepay all or any portion of the Term Loan without any prepayment premium or penalty, upon irrevocable notice delivered to the Bank no later than 10:00 A.M., Eastern time, three (3) Business Days prior thereto, which notice shall specify the date and amount of the proposed prepayment (which, if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a refinancing, such notice of prepayment may be revoked if the financing is not consummated).

2.1.3 Letters of Credit.

(a) Bank shall issue or have issued Letters of Credit denominated in Dollars or a Foreign Currency for Borrower’s account. The aggregate Dollar Equivalent of the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed Five Million Dollars ($5,000,000.00), minus (i) the sum of all amounts used for Cash Management Services, and minus (ii) the FX Reduction Amount.

(b) If, on the Revolving Line Maturity Date (or the effective date of any termination of this Agreement), there are any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to 105% (110% for Letters of Credit denominated in a currency other than Dollars) of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for Borrower’s account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.

(c) The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.

(d) Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the Dollar Equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges).

(e) To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to ten percent (10%) of the face amount of such Letter of Credit. The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.

2.1.4 Foreign Exchange. Borrower may enter into foreign exchange contracts with Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency (each, a “FX Forward Contract”) on a specified date (the “Settlement Date”). FX Forward Contracts shall have a Settlement Date of at least one (1) FX Business Day after the contract date and shall be subject to a reserve of ten percent (10%) of each outstanding FX Forward Contract. The aggregate amount of FX Forward Contracts at any one time may not exceed ten (10) times Five Million Dollars ($5,000,000.00) minus (i) the sum of all amounts used for Cash Management Services, and minus (ii) the Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve). The amount otherwise available shall be reduced by an amount equal to ten percent (10%) of each outstanding FX Forward Contract (the “FX Reduction Amount”). Any amounts needed to fully reimburse Bank for any amounts not paid by Borrower in connection with FX Forward Contracts will accrue interest at the interest rate applicable to Advances until paid by Borrower.

2.1.5 Cash Management Services. Borrower may use an aggregate amount not to exceed Five Million Dollars ($5,000,000.00) minus (i) the Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), and minus (ii) the FX Reduction Amount for Bank’s cash management services, which may include merchant services, direct deposit of payroll, business credit card, interest rate swap transactions, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”). Any amounts Bank pays on behalf of Borrower for any Cash Management Services will accrue interest at the interest rate applicable to Advances until paid by Borrower.

2.2 Overadvances. If, at any time, (i) the outstanding principal amount of any Advances exceeds the lesser of either the Revolving Line or the Borrowing Base or (ii) the sum of (A) the outstanding principal amount of any Cash Management Services, plus (B) the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), plus (C) the FX Reduction Amount exceeds Five Million Dollars ($5,000,000.00) (any such excess amounts referred to in clauses (i) or (ii) being an “Overadvance”), Borrower shall, not later than one (1) Business Day, pay to Bank in cash such Overadvance. Without limiting Borrower’s obligation to repay Bank any amount of the Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

2.3 Payment of Interest on the Credit Extensions.

(a) Interest Rate.

        (i) Advances. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the greater of the (i) Prime Rate plus one percent (1.00%) and (ii) four and one-quarter percent (4.25%), which interest shall be payable monthly, in arrears, in accordance with Section 2.3(f) below.

        (ii) Term Loan. Subject to Section 2.3(b), the principal amount outstanding under the Term Loan shall accrue interest at a floating per annum rate equal to the Prime Rate plus two and three-quarters percent (2.75%); provided, that from and after the first day of the month following the month in which Bank determines, in its reasonable discretion, that the first Performance Pricing Trigger has occurred, the principal amount outstanding under the Term Loan shall accrue interest at a floating per annum rate equal to the Prime Rate plus two and one-quarter percent (2.25%); provided further, that from and after the first day of the month following the month in which Bank determines, in its reasonable discretion, that a second Performance Pricing Trigger has occurred, the principal amount outstanding under the Term Loan shall accrue interest at a floating per annum rate equal to the Prime Rate plus one and three-quarters percent (1.75%); which interest shall in any event be payable monthly, in arrears, in accordance with Section 2.1.2(b).

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points (5.00%) above the rate that is otherwise applicable thereto (the “Default Rate”) unless Bank otherwise elects from time to time in its sole discretion to impose a smaller increase. Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c) Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d) Computation; 360-Day Year. In computing interest, the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(e) Debit of Accounts. Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank under the Loan Documents when due. These debits shall not constitute a set-off.

(f) Payment; Interest Computation. Interest is payable monthly, in arrears, on the first calendar day of each month. In computing interest on the Obligations, all Payments received after 12:00 noon Pacific time on any day shall be deemed received on the next Business Day. Bank shall not, however, be required to credit Borrower’s account for the amount of any item of payment which is unsatisfactory to Bank in its good faith business judgment, and Bank may charge Borrower’s Designated Deposit Account for the amount of any item of payment which is returned to Bank unpaid.

2.4 Fees. Borrower shall pay to Bank:

(a) Revolving Line Commitment Fee. A fully earned, non-refundable Revolving Line commitment fee of Thirty Seven Thousand Five Hundred Dollars ($37,500.00), payable on the Effective Date;

(b) Term Loan Commitment Fee. A fully earned, non-refundable Term Loan commitment fee of One Hundred Twenty Five Thousand Dollars ($125,000), payable on the Effective Date;

(c) Letter of Credit Fee. Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit, including, without limitation, a letter of credit fee of one and one-half percent (1.50%) per annum of the Dollar Equivalent of the face amount of each Letter of Credit issued, upon the issuance of such Letter of Credit, each anniversary of the issuance during the term of such Letter of Credit, and upon the renewal of such Letter of Credit by Bank;

(d) Unused Facility Fee. A fee (the “Unused Facility Fee”), payable monthly, in arrears, on a calendar year basis, in an amount equal to one-quarter of one percent (0.25%) per annum of the average unused portion of the Revolving Line. The unused portion of the Revolving Line, for purposes of this calculation, shall equal the difference between (x) the Revolving Line amount (as it may be reduced from time to time, including by any Reserves) and (y) the average for the period of the daily closing balance of the Revolving Line outstanding. Borrower shall not be entitled to any credit, rebate or repayment of any Unused Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of the Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder; and

(e) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement and any other Loan Documents) incurred through and after the Effective Date, when due.

2.5 Payments; Application of Payments.

(a) All payments (including prepayments) to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 12:00 noon Pacific time on the date when due. Payments of principal and/or interest received after 12:00 noon Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b) Subject to Section 6.3(c), Bank shall apply the whole or any part of collected funds against amounts then due under the Revolving Line with any surplus collected funds being credited to a depository account of Borrower with Bank (or an account of Borrower maintained by an Affiliate of Bank), the order and method of such application shall be in the sole discretion of Bank. Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

2.6 Withholding. Payments received by Bank from Borrower hereunder will be made free and clear of any withholding taxes. Specifically, however, if at any time any governmental authority, applicable law, regulation or international agreement requires Borrower to make any such withholding or deduction from any such payment or other sum payable hereunder to Bank, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Bank receives a net sum equal to the sum which it would have received had no withholding or deduction been required and Borrower shall pay the full amount withheld or deducted to the relevant governmental authority. Borrower will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower has made such withholding payment provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower contained in this Section 2.6 shall survive the termination of this Agreement.

3. CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a) duly executed original signature pages to the Loan Documents (including, without limitation, any required changes to any of the Security Documents);

(b) Operating Documents for each U.S. Borrower and long-form good standing certificates certified by the proper authority for each jurisdiction in which each U.S. Borrower is incorporated, organized or is otherwise authorized to do business as a foreign entity, as of a date no earlier than thirty (30) days prior to the Effective Date, in each case as required by Bank;

(c) duly executed original signature pages to the Secretary’s Certificate of each U.S. Borrower with completed Borrowing Resolutions for each U.S. Borrower;

(d) [reserved];

(e) [reserved];

(f) [reserved];

(g) duly executed original signature pages to a the Reaffirmation of Canadian Guaranty, together with Secretary’s Certificate and completed Borrowing Resolutions for Canadian Guarantor;

(h) [reserved];

(i) duly executed signature to a payoff letter from Silver Lake Waterman Fund, L.P. (“Prior Lender”), identifying the amount required to be paid to Prior Lender to fully satisfy outstanding obligations owed by the Borrower to Prior Lender as of the date of the initial Credit Extension hereunder (or, as of a prior date, in which case such payoff letter shall be accompanied by evidence satisfactory to Bank, in its reasonable discretion, that such payment has been made to Prior Lender);

(j) evidence that (i) the Liens securing Indebtedness owed by the Borrower to Prior Lender have been or will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with or promptly following the initial Credit Extension hereunder, be terminated;

(k) duly executed signature to a payoff letter or other evidence of termination from the lender under the Subordinated Loan Agreement (as defined in the Prior Loan Agreement), identifying the amount required to be paid to fully satisfy outstanding obligations owed by the Borrower pursuant to the Subordinated Loan Agreement as of the date of the initial Credit Extension hereunder;

(l) evidence that (i) the Liens securing Indebtedness owed by the Borrower under the Subordinated Loan Agreement (as such term is defined in the Prior Loan Agreement) will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with or promptly following the initial Credit Extension hereunder, be terminated

(m) certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension hereunder, will be terminated or released;

(n) the updated Perfection Certificate of each Borrower and Guarantor, together with the duly executed original signature pages thereto;

(o) [reserved];

(p) evidence satisfactory to Bank that the insurance policies required by Section 6.7 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses and cancellation notice to Bank (or endorsements reflecting the same) in favor of Bank; and

(q) payment of the fees and Bank Expenses then due as specified in Section 2.4 hereof.

3.2 Conditions Precedent to all Credit Extensions. Bank’s obligation to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a) timely receipt of an executed Transaction Report;

(b) the representations and warranties in Section 5 of this Agreement shall be true, accurate, and complete in all material respects on the date of the Transaction Report and/or Payment/Advance Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 of this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c) in Bank’s sole discretion, there has not been any material impairment in the general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations, or any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank.

3.3 Covenant to Deliver. Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

3.4 Procedures for Borrowing.

(a) Advances. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance, each as set forth in this Agreement, to obtain an Advance, Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 noon Pacific time on the Funding Date of the Advance. Together with any such electronic or facsimile notification, Borrower shall deliver to Bank by electronic mail or facsimile a completed Transaction Report executed by a Responsible Officer or his or her designee. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Bank shall credit Advances to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due.

(b) Letters of Credit. Subject to the prior satisfaction of all other applicable conditions to the issuance of Letters of Credit set forth in this Agreement, to request the Bank to issue a Letter of Credit, Borrower shall deliver an executed Letter of Credit Application, which, once received, shall be irrevocable. Bank may issue Letters of Credit under this Agreement based on instructions from a Responsible Officer or his or her designee. Bank may rely on any telephone notice/requests for the issuance of a Letter of Credit given by a person whom Bank believes is a Responsible Officer or designee.

(c) FX Forward Contracts; Cash Management Services. Subject to the prior satisfaction of all other applicable conditions to the issuance of FX Forward Contracts or Cash Management Services set forth in this Agreement, to request the Bank to issue a FX Forward Contract or any Cash Management Services, Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone. Together with any such electronic or facsimile notification, Borrower shall deliver to Bank by electronic mail or facsimile a completed Payment/Advance Form and the applicable foreign exchange forward contract (with respect to FX Forward Contracts) or bank services agreement (with respect to Cash Management Services) provided by Bank executed by a Responsible Officer or his or her designee. Bank may issue FX Forward Contracts or Cash Management Services under this Agreement based on instructions from a Responsible Officer or his or her designee. Bank may rely on any telephone notice/requests for the issuance of any FX Forward Contract or Cash Management Services given by a person whom Bank believes is a Responsible Officer or designee.

4. CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. All Obligations shall be secured by (a) the Collateral as set forth and defined herein, (b) the Collateral as set forth and defined in the U.K. Borrower Debentures, (c) the security constituted by and pursuant to the terms of the U.K. Borrower Share Charges, (d) the Collateral as set forth and defined in the Singapore Security Documents, and (e) any and all other security agreements, mortgages or other documents or instruments creating a security interest in favor of Bank, granted by any Borrower or any Guarantor now or in the future including, without limitation, pursuant to the IP Agreement (together with this Agreement, the “Security Documents”).

Without prejudice to the security interests granted in the Security Documents (other than this Agreement), Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

Regardless of the terms of any agreements related to the Bank Services Facility, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein and pursuant to the terms of the other Security Documents (subject only to Permitted Liens that expressly or by operation of law have superior priority to Bank’s Lien in this Agreement).

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are satisfied in full, and at such time, Bank shall, at Borrower’s sole cost and expense, terminate its security interest in the Collateral and all rights therein shall revert to Borrower. In the event (a) all Obligations (other than inchoate indemnity obligations), except for any Obligations with respect to the Bank Services Facility, are satisfied in full, and (b) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to Bank in its good faith business judgment for any amounts outstanding under the Bank Services Facility, if any. In the event such amounts under the Bank Services Facility consist of outstanding letters of credit (other than letters of credit issued under the Letters of Credit Facility), Borrower shall provide to Bank cash collateral in an amount equal to 105% (110% for letters of credit denominated in a currency other than Dollars), of the Dollar Equivalent of the face amount of all such letters of credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such letters of credit.

4.2 Priority of Security Interest. Borrower represents, warrants, and covenants that, upon the filing of appropriate financing statements, continuation statements or other appropriate filings, the security interest granted herein and in the other Security Documents is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that expressly or by operation of law have superior priority to Bank’s Lien under this Agreement). If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

4.3 Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements and other similar statements or forms, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, may be deemed to violate the rights of Bank under the Code or the relevant Security Documents. Such financing statements and other similar statements or forms may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

4.4 Subsequent Security. At any time following the Effective Date, the Bank may, in its sole discretion, require any Subsidiary to grant the Bank such further security interests over their present and future undertaking and assets as the Bank may require, including for the avoidance of doubt, a fixed charge over all book and other debts and monetary claims due or owing or incurred to any Subsidiary, including all accounts with banks and the moneys deposited therein and interest accruing and arrears and claims arising in respect of accounts, together with the full benefit of all guarantees and securities therefore and indemnities in respect thereof and all liens, reservations of title, rights of tracing and other rights enabling any Subsidiary to enforce any such debts or claims. Borrower agrees to take all such steps as Bank may request in order to establish and maintain such further first priority perfected security interests (subject only to Permitted Liens that expressly or by operation of law have superior priority to Bank’s Lien under this Agreement). In addition to the foregoing, at Bank’s request, in its sole discretion, Borrower shall take all such action as may be reasonably required by Bank, to cause Australian Guarantor, Canadian Guarantor and/or any of Borrower’s or Guarantor’s Subsidiaries, to become a co-Borrower under the Loan Documents and grant a continuing pledge and security interest in and to the assets of such entity (substantially as described on Exhibit A hereto).

5. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization; Authorization; Power and Authority. Borrower and each of its Subsidiaries are duly existing and in good standing, as a Registered Organization in its jurisdiction of formation and each is qualified and licensed to do business and each is in good standing in any jurisdiction in which the conduct of each of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business, taken as a whole. In connection with this Agreement, Borrower has delivered to Bank completed certificates signed by each Borrower and Guarantor, respectively, entitled “Perfection Certificate”. Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) except as set forth in the Perfection Certificate, Borrower (and each of its predecessors) has not, in the five (5) years immediately preceding the Effective Date, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete in all material respects (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent the event of change reflected in such updated Perfection Certificate is not prohibited by one or more specific provisions in this Agreement, and upon written notification by Borrower to Bank of such event or change, the Perfection Certificate shall be deemed to have been updated to include such information). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable material order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect or (v) constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business, taken as a whole.

5.2 Collateral. Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder and under the Security Documents, free and clear of any and all Liens except Permitted Liens. Borrower has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice and, upon Bank’s request, taken such actions as are necessary to give Bank a perfected security interest therein. The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2. In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral with an aggregate value in excess of $50,000 to a bailee, and such bailee and Bank are not already parties to a bailee agreement covering both the Collateral and the location where the Collateral will be stored, then Borrower will first receive the written consent of Bank and such bailee must execute and deliver a bailee agreement in form and substance satisfactory to Bank in its sole discretion. The provisions of this paragraph shall not apply to Demonstration Systems delivered to Borrower’s customers or prospective customers in the ordinary course of business.

All Inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate. Each Patent which it owns or purports to own and which is material to Borrower’s business, taken as a whole, is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business, taken as a whole, has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not have a material adverse effect on Borrower’s business, taken as a whole.

Except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted License.

5.3 Accounts Receivable. For any Eligible Account in any Borrowing Base Certificate, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing such Eligible Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be. Whether or not an Event of Default has occurred and is continuing, Bank may notify any Account Debtor owing Borrower money of Bank’s security interest in such funds and verify the amount of such Eligible Account. All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts in any Borrowing Base Certificate. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms, subject to bankruptcy, insolvency and other similar laws and general equitable principles.

5.4 Litigation. Except for those actions or proceedings disclosed to Bank in writing, there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than, individually or in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000.00).

5.5 Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs), taken as a whole, exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature, including, without limitation, within the meaning of the UK Insolvency Act 1986, and has not stopped paying its debts as they fall due.

5.7 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on Borrower’s business, taken as a whole. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

5.8 Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.9 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the Governmental

Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10 Use of Proceeds. Borrower shall use the proceeds of Advances as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes. Proceeds of the Term Loan shall be used to repay in full the outstanding Indebtedness under the Subordinated Loan Agreement (as such term is defined in the Prior Loan Agreement) and for other purposes permitted under this Agreement.

5.11 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.12 Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

5.13 Designated Senior Indebtedness. The Loan Documents and all of the Obligations shall be deemed “Designated Senior Indebtedness” or a similar concept thereof for purposes of any Indebtedness of the Borrower.

6. AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1 Government Compliance. (a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations, taken as a whole. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, the noncompliance with which could have a material adverse effect on Borrower’s business, taken as a whole.

(b) Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of its property. Borrower, upon Bank’s request, shall promptly provide copies of any such obtained Governmental Approvals to Bank.

6.2 Financial Statements, Reports, Certificates.

(a) Borrower shall provide Bank with the following:

        (i) (A) bi-weekly on the 15th day (or the immediately preceding Business Day if the 15th is not a Business Day) and on the last Business Day of each month, and (B) upon each request for a Credit Extension, a Transaction Report;

        (ii) within twenty (20) days after the end of each month, (A) monthly accounts receivable agings, aged by invoice date, (B) monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, and (C) monthly reconciliations of accounts receivable agings (aged by invoice date), transaction reports, and general ledger;

        (iii) as soon as available, and in any event within thirty (30) days after the end of each month, monthly unaudited financial statements including balance sheet, income statement and statement of cash flows;

        (iv) within thirty (30) days after the end of each month a monthly Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank shall reasonably request, including, without limitation, a Deferred Revenue Report and statement that at the end of such month there were no held checks;

        (v) no later than the earlier to occur of (i) fifteen (15) days following approval by Borrower’s board of directors and (ii) January 31st of each fiscal year, (A) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower, and (B) annual financial projections for the following fiscal year (on a quarterly basis) as approved by Borrower’s board of directors, together with any related business forecasts used in the preparation of such annual financial projections;

        (vi) as soon as available, and in any event within one hundred fifty (150) days following the end of Borrower’s fiscal year, annual audited financial statements certified by, and with an unqualified opinion of, independent certified public accountants acceptable to Bank;

        (vii) within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt;

        (viii) a prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000.00) or more;

Notwithstanding the foregoing, (i) so long as there are no outstanding Advances under the Revolving Line (other than Short Term Advances) or (ii) during a Streamline Period, provided in each case no Event of Default has occurred and is continuing, Borrower shall be required to provide Bank with the reports and schedules required pursuant to clause (a)(i)(A) above monthly, within thirty (30) days after the end of each month.

(b) Within five (5) days after filing, all reports on Form 10-K, 10-Q and 8-K filed with the SEC or a link thereto on Borrower’s or another website on the Internet.

(c) Borrower shall provide Bank with prompt written notice of (i) any material change in the composition of the Intellectual Property, (ii) the registration of any Copyright (including any subsequent ownership right of Borrower in or to any Copyright), Patent or Trademark not previously disclosed to Bank, or (iii) Borrower’s knowledge of an event that materially adversely affects the value of the Intellectual Property.

6.3 Accounts Receivable.

(a) Schedules and Documents Relating to Accounts. Borrower shall deliver to Bank Transaction Reports and schedules of collections, as provided in Section 6.2, on Bank’s standard forms; provided, however, that Borrower’s failure to execute and deliver the same shall not affect or limit Bank’s Lien and other rights in all of Borrower’s Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s Lien and other rights therein. If requested by Bank, Borrower shall furnish Bank with copies (or, at Bank’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts. In addition, Borrower shall deliver to Bank, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary endorsements, and copies of all credit memos.

(b) Disputes. Borrower shall promptly notify Bank of all disputes or claims relating to Accounts involving more than, individually or in the aggregate, Fifty Thousand Dollars ($50,000.00). Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to Bank in the regular reports provided to Bank; (ii) no Default or Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, the total outstanding Advances will not exceed the Availability Amount.

(c) Collection of Accounts.

(i) Subject to Section 6.3(c)(ii), (A) Borrower shall have the right to collect all Accounts unless and until a Default or an Event of Default has occurred and is continuing; (B) all payments on, and proceeds of, Accounts shall be deposited directly by the applicable Account Debtor into a lockbox account, or such other “blocked account” as Bank may specify, pursuant to a blocked account agreement in form and substance satisfactory to Bank in its sole discretion; and (C) whether or not an Event of Default has occurred and is continuing, Borrower shall immediately deliver all payments on and proceeds of Accounts to an account maintained with Bank to be applied (i) prior to an Event of Default, to the Revolving Line pursuant to the terms of Section 2.5(b) hereof, and (ii) after the occurrence and during the continuance of an Event of Default, pursuant to the terms of Section 9.4 hereof; provided, however, during a Streamline Period, such payments and proceeds shall be transferred to an account of Borrower maintained at Bank and shall not be required to be applied as set forth in clause (i) or (ii) above.

(ii) U.K. Borrower shall direct each Account Debtor to remit any payments with respect to the Accounts of U.K. Borrower to Sterling, Euro and Dollar blocked account(s) (as appropriate) established with Royal Bank of Scotland plc or such other designated account(s) with such bank as Bank may stipulate from time to time, or to wire any other transfer payments to a cash collateral account that Bank controls (collectively, the “U.K. Blocked Account”). U.K. Borrower shall at all times get in and realise and pay into the U.K. Blocked Account all monies which U.K. Borrower may receive in respect of the Accounts, and shall not draw money from such account except to the extent permitted in writing by Bank. U.K. Borrower shall not at any time without the prior written consent of Bank deal with the Accounts (or the proceeds of Accounts) otherwise than by getting in the same and paying them into the U.K. Blocked Account. Without prejudice to the generality of the foregoing, U.K. Borrower shall not at any such time factor or discount any of the Accounts or their proceeds or enter into any agreement for such factoring or discounting and shall not, without the prior written consent of Bank, release, exchange, compound, set off, grant time or indulgence in respect of, or in any other manner deal with all or any of the Accounts or their proceeds. Notwithstanding any terms in this Agreement to the contrary, Bank shall have absolute discretion as to the sums (if any) it permits Borrower, on a case by case basis, to withdraw from the U.K. Blocked Account, and Bank shall have no obligation to allow Borrower to withdraw any sums in the U.K. Blocked Account. Bank may at its absolute discretion apply the proceeds of any Accounts credited to the U.K. Blocked Account to the Obligations. For purposes of clarity, (a) the parties contemplate that U.K. Borrower will maintain one or more operating accounts, which will not be U.K. Blocked Accounts, and (b) the restrictions set forth in this Section 6.3(c)(ii) shall not apply to the proceeds of any Accounts after such proceeds have been transferred out of the U.K. Blocked Account in accordance with this Section 6.3(c)(ii) or to any funds unrelated to Accounts of U.K. Borrower.

(d) Returns. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, Borrower shall promptly (i) determine the reason for such return, (ii) issue a credit memorandum to the Account Debtor in the appropriate amount, and (iii) provide a copy of such credit memorandum to Bank, upon request from Bank. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall immediately notify Bank of the return of the Inventory.

(e) Verification. Bank may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrower or Bank or such other name as Bank may choose.

(f) No Liability. Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or, after the occurrence and during the continuation of an Event of Default, for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.

6.4 Remittance of Proceeds. Except as otherwise provided in Section 6.3(c), deliver, in kind, all proceeds arising from the disposition of any Collateral to Bank in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations (1) prior to an Event of Default, pursuant to the terms of Section 2.5(b) hereof, and (2) after the occurrence and during the continuance of an Event of Default, pursuant to the terms of Section 9.4 hereof; provided that, if no Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Bank the proceeds of the sale of surplus, worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of Two Hundred Thousand Dollars ($200,000) or less (for all such transactions in any fiscal year). Borrower agrees that it will maintain all proceeds of Collateral in an account maintained with Bank. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

6.5 Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.6 Access to Collateral; Books and Records. At reasonable times, on not less than five (5) Business Days’ notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books. The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be $850 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to reschedule the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Borrower shall pay Bank a fee of $1,000 plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

6.7 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank, in its reasonable discretion. Bank hereby confirms that Borrower’s insurance in effect on the Effective Date is acceptable to Bank as of the Effective Date. All property policies shall have a lender’s loss payable endorsement showing Bank as a lender loss payee and waive subrogation against Bank. All liability policies of Borrower shall show, or have endorsements showing, Bank as an additional insured. All policies (or their respective endorsements) shall provide that the insurer shall give Bank at least twenty (20) days’ notice before canceling, amending, or declining to renew its policy. At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Two Hundred Fifty Thousand Dollars ($250,000.00) with respect to any loss, but not exceeding Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate for all losses under all casualty policies in any one fiscal year, toward the replacement or repair of destroyed or damaged property; provided, that any such replaced or repaired property (i) shall be of materially equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Bank deems prudent.

6.8 Operating Accounts.

(a) Maintain U.S. Borrower’s and U.K. Borrower’s (i) depository accounts and operating accounts and (ii) securities accounts (which such accounts shall represent at least eighty-five percent (85%) of the dollar value of U.S. Borrower’s and U.K. Borrower’s securities accounts at all financial institutions worldwide), each with Bank and Bank’s affiliates with all excess funds maintained at or invested through Bank or an affiliate of Bank, excluding however, collections held in the U.K. Blocked Account and cash collateral held at other financial institutions used to secure letters of credit or cash held as lease deposits, in each case as described in the Perfection Certificate.

(b) Provide Bank five (5) days prior-written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that Borrower at any time maintains (excluding however, cash collateral held at other financial institutions used to secure letters of credit or cash held as lease deposits, in each case as described in the Perfection Certificate), Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to (i) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such and (ii) Collateral Accounts existing on the Effective Date but solely for a period of sixty (60) days following the Effective Date.

6.9 Financial Covenants. Maintain as of the last day of each month, unless otherwise noted, on a consolidated basis with respect to Borrower and its Subsidiaries:

(a) Liquidity Ratio. A minimum Liquidity Ratio of at least 1.35:1.00.

(b) Minimum EBITDA. Achieve EBITDA, measured quarterly, on a trailing six (6) month basis, of at least (losses no worse than) the following for the periods indicated below:

Quarterly Period Ending (measured on a trailing six month basis)	Minimum EBITDA (loss no worse than)
March 31, 2014	($10,000,000)
June 30, 2014	($7,500,000)
September 30, 2014	($7,500,000)
December 31, 2014	($5,000,000)
March 31, 2015	($2,500,000)
June 30, 2015	($1,250,000)
September 30, 2015, and each quarterly period ending thereafter	$0.00

6.10 Protection and Registration of Intellectual Property Rights.

(a) (i) Protect, defend and maintain the validity and enforceability of its Intellectual Property; (ii) promptly advise Bank in writing of material infringements of its Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s business, taken as a whole, to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

(b) If Borrower (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any Patent or the registration of any Trademark, then Borrower shall immediately provide written notice thereof to Bank and shall execute such intellectual property security agreements and other documents and take such other actions as Bank shall request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in such property. If Borrower decides to register any Copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Bank with at least fifteen (15) days prior written notice of Borrower’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Bank may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office. Borrower shall promptly provide to Bank copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement necessary for Bank to perfect and maintain a first priority security interest in such property.

(c) Provide written notice to Bank within ten (10) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Bank reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

6.11 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s Books, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.12 Creation/Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenant contained in Section 7.3 hereof, in the event Borrower or any Subsidiary creates or acquires any Subsidiary, Borrower and such Subsidiary shall promptly notify Bank of the creation or acquisition of such new Subsidiary and, at Bank’s request, in its sole discretion, take all such action as may be reasonably required by Bank to cause each such Subsidiary to, in Bank’s sole discretion, become a co-Borrower or Guarantor under the Loan Documents and grant a continuing pledge and security interest in and to the assets of such Subsidiary (substantially as defined as “Collateral” herein and as described on Exhibit A hereto); and Borrower shall grant and pledge to Bank a perfected security interest in the stock, units or other evidence of ownership of each Subsidiary.

6.13 Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement. Borrower shall deliver to Bank, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any

Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.

7. NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent:

7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of Equipment or other property which is worn out, obsolete, being replaced by Equipment or property of reasonably equivalent or better value or usefulness, or no longer necessary for the business of Borrower or such Subsidiary; (c) in connection with Permitted Liens and Permitted Investments, (d) of non-exclusive licenses for the use of the property of Borrower or any of its Subsidiaries in the ordinary course of business and consistent with past practice; (e) of Demonstration Systems to customers or prospective customers in the ordinary course of business and consistent with past practice; (f) of property from one Borrower to another Borrower (or to a non-Borrower Subsidiary which has granted a lien on its assets to Bank pursuant to Section 4.4); and (g) otherwise expressly permitted pursuant to this Agreement.

7.2 Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries, if any, to engage in any material line of business other than those lines of business currently engaged in by Borrower and its Subsidiaries, or business reasonably related, complimentary or incidental thereto; (b) liquidate or dissolve; or (c) (i) have a change in the Chief Executive Officer or Chief Financial Officer of Mavenir and replacements satisfactory to Mavenir’s board of directors are not made within sixty (60) days after their departure from Mavenir; or (ii) enter into any transaction or series of related transactions in which the stockholders of such Borrower who were not stockholders immediately prior to the first such transaction own more than 49.00% of the voting stock of such Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Borrower’s equity securities in a public offering or to venture capital investors so long as Borrower identifies to Bank the venture capital investors prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction).

Borrower shall not, without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Fifty Thousand Dollars ($50,000.00) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Fifty Thousand Dollars ($50,000.00) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization. If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Fifty Thousand Dollars ($50,000.00) to a bailee, and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will first receive the written consent of Bank, and such bailee shall execute and deliver a bailee agreement in form and substance satisfactory to Bank in its sole discretion.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except, in each case, in connection with a Permitted Acquisition. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of the Collateral, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property included in the Collateral, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Sections 6.8(b) and 6.3(c) hereof.

7.7 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock; and (iii) Borrower may repurchase the stock of former directors, employees or consultants pursuant to stock repurchase agreements or similar agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of One Hundred Thousand Dollars ($100,000.00) per fiscal year; or (b) directly or indirectly make any Investment (including, without limitation, any additional Investment in any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Bank. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing or would result from such payment, Bank consents to payments made in respect of Indebtedness described under clause (f) of the definition of Permitted Indebtedness.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or non-exempt Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, taken as a whole, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8. EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date or Term Loan Maturity Date, as applicable); provided that no Event of Default under this Section 8.1 shall occur as a result of the failure by Bank to timely debit Borrower’s account for any such payments of principal and/or interest. During the cure period, the failure to make or pay any payment specified under clause (a) or (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 2.2, 6.2, 6.4, 6.5, 6.6, 6.7, 6.8, 6.9, 6.10, or 6.11, or violates any covenant in Section 7; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3 Material Adverse Change. A Material Adverse Change occurs;

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary) on deposit or otherwise maintained with Bank or any Bank Affiliate, or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any material part of its business;

8.5 Insolvency. (a) Any Borrower is, or with respect to any U.K. Borrower is deemed for the purposes of any law applicable to such Borrower to be, unable to pay its debts (including trade debts), including, without limitation, within the meaning of the UK Insolvency Act 1986, as they become due, or otherwise becomes insolvent; (b) any U.K. Borrower or Singapore Borrower admits in writing its inability to pay its debts as they fall due; (c) any U.K. Borrower or Singapore Borrower suspends making payment on any of its uncontested debts or announces an intention to do so; (d) a moratorium is declared in respect of any of any U.K. Borrower’s or Singapore Borrower’s indebtedness; (e) by reason of actual or anticipated inability to pay debts as they fall due or insolvency, any U.K. Borrower or Singapore Borrower begins negotiations with any creditor for the rescheduling of its indebtedness; (f) any Borrower begins an Insolvency Proceeding; (g) a UK Insolvency Proceeding is begun against any U.K. Borrower; (h) a US Insolvency Proceeding is begun against any Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) through (e) exist and/or until any Insolvency Proceeding against any Borrower is dismissed); or (i) a Singapore Insolvency Proceeding is begun against the Singapore Borrower;

8.6 Other Agreements. There is, under any agreement to which Borrower or any Guarantor is a party with a third party or parties (other than the Subordinated Loan Agreement), (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Two Hundred Fifty Thousand Dollars ($250,000.00); or (b) any default under any material agreement of Borrower or Guarantor that could have a material adverse effect on Borrower’s or Guarantor’s business, taken as a whole; provided, however, that the Event of Default under this Section 8.6 caused by the occurrence of a breach or default under such other agreement shall be cured or waived for purposes of this Agreement upon Bank receiving written notice from the party asserting such breach or default of such cure or waiver of the breach or default under such other agreement, if at the time of such cure or waiver under such other agreement (x) Bank has not declared an Event of Default under this Agreement in writing; (y) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document; and (z) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith business judgment of Bank be materially less advantageous to Borrower or any Guarantor;

8.7 Judgments. One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000.00) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and the same are not, within ten (10) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order, or decree);

8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt. Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect (other than a result of the full payment thereof, to the extent permitted in accordance with this Agreement and any intercreditor agreement, subordination agreement or other similar agreement relating thereto), any Borrower or Guarantor shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder (other than a result of the full payment thereof, to the extent permitted in accordance with this Agreement and any intercreditor agreement, subordination agreement or other similar agreement relating thereto), or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement;

8.10 Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in a material adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) has, or could reasonably be expected to have, a Material Adverse Change, or (ii) adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction; or

8.11 Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant relating to the Obligations under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7, or 8.8. occurs with respect to any Guarantor, or (d) the liquidation, winding up, or termination of existence of any Guarantor; or (e) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor.

9. BANK’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c) for any Letters of Credit, whether issued under the Bank Services Facility, or otherwise, demand that Borrower (i) deposit cash with Bank in an amount equal to 105% (110% for Letters of Credit issued in a currency other than Dollars), of the Dollar Equivalent of the aggregate face amount of all Letters of Credit remaining undrawn plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit; provided, however, if an Event of Default described in Section 8.5 occurs, the obligation of Borrower to cash collateralize all Letters of Credit remaining undrawn shall automatically become effective without any action by Bank;

(d) terminate any FX Forward Contracts;

(e) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing Borrower money of Bank’s security interest in such funds, and verify the amount of such account;

(f) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(g) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j) demand and receive possession of Borrower’s Books; and

(k) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, being coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds. Without prejudice to Bank’s rights under Section 6.3(c), if an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower or to other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

9.8 Borrower Liability. Any Borrower may, acting singly, request Credit Extensions hereunder. Each Borrower hereby appoints the other as agent for the other for all purposes hereunder, including with respect to requesting Credit Extensions hereunder. Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, and (b) any right to require Bank to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, so long as any Obligation remains outstanding, each Borrower irrevocably subordinates in priority and payment to the indefeasible repayment in full in cash of the Obligations all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

10. NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”), other than Advance requests made pursuant to Section 3.4, by any party to this Agreement or any other Loan Document must be in writing and be delivered or sent by facsimile at the addresses or facsimile numbers listed below. Bank or Borrower may change its notice address by giving the other party written notice thereof. Each such Communication shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S mail, registered or certified mail, return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission (with such facsimile promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 10); (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated below. Advance requests made pursuant to Section 3.4 must be in writing and may be in the form of electronic mail, delivered to Bank by Borrower at the e-mail address of Bank provided below and shall be deemed to have been validly served, given, or delivered when sent (with such electronic mail promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 10). Bank or Borrower may change its address, facsimile number, or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Mavenir Systems, Inc.
1700 International Parkway, Suite 200
Richardson, Texas 75081
Attn: Sam Garrett, General Counsel
Fax: (469) 916-4397
Email: sam@mavenir.com

with a copy to:	Andrews Kurth LLP
111 Congress Avenue, Suite 1700
Austin, Texas 78701
Attn: Alan D. Bickerstaff
Fax: (512) 542-5219
Email: abickerstaff@andrewskurth.com

If to Bank:	Silicon Valley Bank
14185 Dallas Parkway, Suite 780
Dallas, Texas 75254
Attn: Jennifer Bentley
Fax: (972) 212-7289
Email: jbentley@svb.com

with a copy to:	Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts 02108
Attn: Charles W. Stavros, Esquire
Fax: (617) 880-3456
Email: cstavros@riemerlaw.com

11. CHOICE OF LAW, VENUE, AND JURY TRIAL WAIVER

New York law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in New York; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREINABOVE, BANK SHALL SPECIFICALLY HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH BANK DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE BANK’S RIGHTS AGAINST BORROWER OR ITS PROPERTY.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12. GENERAL PROVISIONS

12.1 [Reserved].

12.2 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.3 Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrower contemplated by the Loan Documents (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5 Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties.

12.6 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.7 Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.9 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. Without limiting the foregoing, except as otherwise provided in Section 4.1, the grant of security interest by Borrower in Section 4.1 shall survive until the termination of all agreements under the Bank Services Facility. The obligation of Borrower in Section 12.3 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.10 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) disclosed to Bank by a third party if Bank does not know that the third party is prohibited from disclosing the information.

Bank Entities may use the confidential information for reporting purposes and the development and distribution of databases and market analyses so long as such confidential information is aggregated and anonymized prior to distribution, unless otherwise expressly permitted by Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.11 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, Bank shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.12 Right of Set Off. Borrower hereby grants to Bank, a lien, security interest and right of set off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.13 Electronic Execution of Documents. With respect to any Loan Documents signed by any party other than U.K. Borrower and Singapore Borrower, the words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.14 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.15 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.16 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.17 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any Persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any Person not an express party to this Agreement; or (c) give any Person not an express party to this Agreement any right of subrogation or action against any party to this Agreement. Without limitation to the foregoing, a person who is not a party to this Agreement has neither rights under the U.K. Contracts (Rights of Third Parties) Act 1999 nor rights under the Contracts (Rights of Third Parties) Act (Cap. 53B) of Singapore to enforce or enjoy the benefit of any term of this Agreement.

12.18 Reaffirmation of Certain Existing Loan Documents. (a) Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of each IP Agreement, including any exhibits and/or schedules attached thereto, as in effect prior to the date hereof and/or as entered into as of the date hereof, to which Borrower is a party, and Borrower’s rights and obligations arising under each such IP Agreement. Borrower acknowledges, confirms and agrees that: (i) each IP Agreement shall remain in full force and effect and shall in no way be limited by the execution of this Agreement or any other Loan Document, and (ii) any “Intellectual Property Collateral” pledged to Bank under any such IP Agreement shall continue to secure the repayment in full of the “Obligations” as defined herein.

(b) Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of each U.K. Security Document, including any exhibits and/or schedules attached thereto, as in effect prior to the date hereof and as of the date hereof, to which Borrower is a party, and Borrower’s rights and obligations arising under each such U.K. Security Document. Borrower acknowledges, confirms and agrees that: (i) each U.K. Security Document shall remain in full force and effect and shall in no way be limited by the execution of this Agreement or any other Loan Document, and (ii) any “Collateral” or “Charge over Shares” pledged to Bank under any such U.K. Security Document shall continue to secure the repayment in full of the “Obligations” as defined herein.

(c) Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of each Singapore Security Document, including any exhibits and/or schedules attached thereto, as in effect prior to the date hereof and as of the date hereof, to which Borrower is a party, and Borrower’s rights and obligations arising under each such Singapore Security Document. Borrower acknowledges, confirms and agrees that: (i) each Singapore Security Document shall remain in full force and effect and shall in no way be limited by the execution of this Agreement or any other Loan Document, and (ii) any “Charged Assets” pledged to Bank under any such Singapore Security Document shall continue to secure the repayment in full of the “Obligations” as defined herein.

12.19 No Novation. Each Borrower and Bank hereby agree that, effective upon the execution and delivery of this Agreement by each such party, the terms and provisions of the Prior Loan Agreement shall be and hereby are amended, restated and superseded in their entirety by the terms and provisions of this Agreement. Nothing herein contained shall be construed as a substitution or novation of the obligations of Borrower outstanding under the Prior Loan Agreement or instruments securing the same, which obligations shall remain in full force and effect, except to the extent that the terms thereof are modified hereby or by instruments executed concurrently herewith. Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of any Borrower from any of the Obligations or any liabilities under the Prior Loan Agreement or any of the security agreements, pledge agreements, mortgages, guaranties or other Loan Documents executed in connection therewith. Each Borrower hereby (i) confirms and agrees that each Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Effective Date all references in any such Loan Document to the “Loan and Security Agreement”, the “Loan Agreement” the “Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Prior Loan Agreement shall mean the Prior Loan Agreement as amended and restated by this Agreement; and (ii) confirms and agrees that to the extent that the Prior Loan Agreement or any Loan Document executed in connection therewith purports to assign or pledge to the Bank, or to grant to the Bank a security interest in or lien on, any collateral as security for the Obligations of Borrower or any Guarantor from time to time existing in respect of the Prior Loan Agreement, such pledge, assignment or grant of the security interest or lien is hereby ratified and confirmed in all respects and shall remain effective as of the first date it became effective.

13. DEFINITIONS

13.1 Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting and the singular includes the plural. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Loan Party.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Acquisition” is (a) the purchase or other acquisition by Borrower or any Subsidiary of all or substantially all of the assets of any other Person, or (b) the purchase or other acquisition (whether by means of merger, consolidation, or otherwise) by Borrower or any Subsidiary of all or substantially all of the stock or other equity interest of any other Person.

“Advance” or “Advances” means an advance (or advances) under the Revolving Line.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company or limited liability partnership, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Australian Guarantor” is Mavenir Systems Australia Pty. Limited, an entity organized under the laws of Australia.

“Australian Guaranty” is that certain Unconditional Guaranty by Australian Guarantor in favor of Bank, dated as of February 13, 2013, as the same may be amended, amended and restated, modified, reaffirmed and/or supplemented from time to time.

“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base minus (b) the outstanding principal balance of any Advances.

“Bank” is defined in the preamble hereof.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower or any Guarantor.

“Bank Services Facility” is the collective reference to the letter of credit facility described in Section 2.1.3, the foreign exchange contract facility described in Section 2.1.4 and the cash management services facility described in Section 2.1.5.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Base” is the sum of (a) eighty percent (80%) of Eligible Accounts plus (b) without duplication, seventy percent (70%) of Eligible Foreign Accounts plus (c) without duplication, seventy percent (70%) of Eligible Domestic-Billed Foreign Accounts; provided that, such amount described in this clause (c) shall not exceed Five Million Dollars ($5,000,000.00) in the aggregate plus (d) without duplication, thirty-five percent (35%) of Borrower’s Eligible Unbilled Accounts; provided that, such amount described in this clause (d) shall not exceed Two Million Dollars ($2,000,000.00) in the aggregate, in each case as determined by Bank from Borrower’s most recent Borrowing Base Certificate, provided, however, that Bank may decrease the foregoing amounts/percentages in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect the Collateral.

“Borrowing Base Certificate” is that certain certificate included within each Transaction Report.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors or other appropriate body and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary or other appropriate person on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Canadian Guarantor” is Mavenir Systems North America Ltd., an entity organized under the laws of Canada.

“Canadian Guaranty” is that certain Unconditional Guaranty by Canadian Guarantor in favor of Bank, dated as of February 13, 2013, as the same may be amended, amended and restated, modified, reaffirmed and/or supplemented from time to time.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Cash Management Services” is defined in Section 2.1.5.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is (a) any and all properties, rights and assets of Borrower described on Exhibit A, and (b) without limitation on (a) above, is any and all properties, rights and assets of Borrower which are subject to any Lien in favor of Bank.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Communication” is defined in Section 10.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case directly or indirectly guaranteed, endorsed, co made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Advance, Term Loan, Letter of Credit, FX Forward Contract, amount utilized for Cash Management Services, or any other extension of credit by Bank for Borrower’s benefit pursuant to any Loan Document.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” is defined in Section 2.3(b).

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Demonstration Systems” shall mean equipment and related goods provided to customers or prospective customers for the purpose of allowing such parties to test Borrower’s products and services.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s deposit account, account number 3300923666, maintained with Bank.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“EBITDA” shall mean (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) total federal, state, local and foreign income, value added and similar tax expense, plus (e) non-cash stock compensation expense, plus (e) net non-cash foreign currency translation expense; plus (f) other non-cash accounting adjustments made in accordance with GAAP.

“Effective Date” is defined in the preamble hereof.

“Eligible Accounts” means Accounts which arise in the ordinary course of a Loan Party’s business that meet all Borrower’s representations and warranties in Section 5.3. Bank reserves the right at any time and from time to time after the Effective Date upon notice to Borrower, to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment. Without limiting the fact that the determination of which Accounts are eligible for borrowing is a matter of Bank’s good faith judgment, unless Bank agrees otherwise in writing, Eligible Accounts shall not include:

(a) Accounts for which the Account Debtor is Loan Parties’ Affiliate, officer, employee, or agent;

(b) Accounts that the Account Debtor has not paid within ninety (90) days (one hundred twenty (120) days for Accounts of Duetsche Telekom and Vodafone) of invoice date regardless of invoice payment period terms;

(c) Accounts with credit balances over ninety (90) days from invoice date (one hundred twenty (120) days for Accounts of Duetsche Telekom and Vodafone);

(d) Accounts owing from an Account Debtor, in which fifty percent (50%) or more of the Accounts have not been paid within ninety (90) days of invoice date (one hundred twenty (120) days for Accounts of Duetsche Telekom and Vodafone);

(e) Accounts owing from an Account Debtor which does not have its principal place of business in the United States;

(f) Accounts billed and/or payable outside of the United States (sometimes called foreign invoiced accounts);

(g) Accounts owing from an Account Debtor to the extent that the applicable Loan Party is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise—sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credit adjustments and/or discounts given to an Account Debtor by such Loan Party in the ordinary course of its business, in amounts and in a manner consistent with past practices;

(h) Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless the applicable Loan Party has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

(i) Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;

(j) Accounts owing from an Account Debtor where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);

(k) [reserved];

(l) Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Loan Party’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);

(m) Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;

(n) Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, the applicable Loan Party, and the Account Debtor have entered into an agreement acceptable to Bank in its sole discretion wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from such Loan Party (sometimes called “bill and hold” accounts);

(o) Accounts for which the Account Debtor has not been invoiced;

(p) Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Loan Party’s business;

(q) Accounts for which Borrower has permitted Account Debtor’s payment to extend beyond ninety (90) days (one hundred twenty (120) days for Accounts of Duetsche Telekom and Vodafone);

(r) Accounts arising from chargebacks, debit memos or other payment deductions taken by an Account Debtor;

(s) Accounts arising from product returns and/or exchanges (sometimes called “warranty” or “RMA” accounts);

(t) Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

(u) Accounts owing from an Account Debtor with respect to which the applicable Loan Party has received Deferred Revenue (but only to the extent of such Deferred Revenue), except software related Deferred Revenue;

(v) Accounts owing from an Account Debtor, whose total obligations to the applicable Loan Party exceed twenty-five percent (25%) of all Accounts (except for Accounts the Account Debtor for which is Flextronics and Cisco, for which such percentage is thirty-five percent (35%)), for the amounts that exceed that percentage, unless Bank approves in writing;

(w) Accounts for which Bank in its good faith business judgment determines collection to be doubtful, including, without limitation, accounts represented by “refreshed” or “recycled” invoices; and

(x) other Accounts Bank, after notice and consultation with such Loan Party, deems ineligible in the exercise of its good faith business judgment.

“Eligible Domestic-Billed Foreign Accounts” are, without duplication of any Eligible Foreign Accounts, Accounts owing from an Account Debtor which does not have its principal place of business in the United States but are otherwise Eligible Accounts; provided such Accounts are owing from an Account Debtor which does not have its principal place of business in the jurisdictions located on Schedule 1 attached hereto.

“Eligible Foreign Accounts” are, without duplication of any Eligible Accounts, Accounts owing from an Account Debtor, whether or not such Account Debtor has its principal place of business located in the United States, that are billed and/or payable in Singapore, the United Kingdom, Australia and Canada that are otherwise Eligible Accounts; provided such Accounts are owing from an Account Debtor which does not have its principal place of business in the jurisdictions located on Schedule 1 attached hereto.

“Eligible Unbilled Accounts” are Accounts for which the Account Debtor has not been invoiced or where goods or services have not yet been rendered to the Account Debtor but are otherwise Eligible Accounts (other than clause (u) in the definition of Eligible Accounts); provided such Accounts are billed and goods and services will have been rendered to the applicable Account Debtor within thirty (30) days of month-end and which must thereafter satisfy all of the requirements of Eligible Accounts (other than clause (u) in the definition of Eligible Accounts).

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Excluded Property” means any property, right or asset that is described on Exhibit A held by the Borrower, to the extent that such property, right or asset, or any agreement evidencing such property, right or asset, contains a term or is subject to a rule of law, statute or regulation that restricts, prohibits or requires a consent (that has not been obtained) of a Person (other than the Borrower) to the creation, attachment or perfection of the security interest granted herein, and any such restriction, prohibition and/or requirement of consent is effective and enforceable under applicable law; provided, that (x) “Excluded Property” shall not include any proceeds of any property, right or asset, and (y) any property, right or asset that at any time ceases to satisfy the definition of “Excluded Property,” whether as a result of the Borrower obtaining any necessary consent, any change in any rule of law, statute or regulation, or otherwise, shall no longer be “Excluded Property” and shall immediately thereafter be deemed Collateral hereunder, subject to no Liens other than (i) the first priority Lien and security interest in favor of Bank and (ii) other Permitted Liens.

“First Anniversary” is the date that is 365 days after the Effective Date.

“Foreign Currency” means lawful money of a country other than the United States.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“FX Business Day” is any day when (a) Bank’s Foreign Exchange Department is conducting its normal business and (b) the Foreign Currency being purchased or sold by Borrower is available to Bank from the entity from which Bank shall buy or sell such Foreign Currency.

“FX Forward Contract” is defined in Section 2.1.4.

“FX Reduction Amount” is defined in Section 2.1.4.

“GAAP” is (a) in respect of U.S. Borrower, generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, (b) in respect of U.K. Borrower, generally accepted accounting principles in the United Kingdom, (c) in respect of Singapore Borrower, generally accepted accounting principles in Singapore.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any present or future guarantor of the Obligations, including as of the Effective Date, Australian Guarantor and Canadian Guarantor.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.3.

“Insolvency Proceeding” is a U.S. Insolvency Proceeding, a U.K. Insolvency Proceeding, a Singapore Insolvency Proceeding or any of them.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to a Borrower;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“IP Agreement” is (i) that certain Intellectual Property Security Agreement executed and delivered by Mavenir to Bank, dated as of October 18, 2012, including any amendments thereto; and (ii) that certain Intellectual Property Security Agreement executed and delivered by Mavenir IP to Bank, dated as of November 16, 2012, including any amendments thereto, together with any subsequent Intellectual Property Security Agreement delivered to Bank pursuant to this Agreement after the Effective Date.

“Letter of Credit” is a standby or commercial letter of credit issued by Bank upon request of Borrower based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.3.

“Letter of Credit Application” is defined in Section 2.1.3(b).

“Letter of Credit Reserve” is defined in Section 2.1.3(e).

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Liquidity Ratio” is the ratio of (i) the sum of unrestricted cash and Cash Equivalents plus Net Accounts Receivable divided by (ii) all outstanding Obligation of Borrower owed to Bank.

“Loan Documents” are, collectively, this Agreement, the Perfection Certificate, the IP Agreement, the Australian Guaranty, the Canadian Guaranty, any Security Document (including the U.K Security Documents and the Singapore Security Documents), any agreements with respect to the Bank Services Facility, any subordination agreement, any note, or notes payable to Bank or guaranties for the benefit of Bank, executed by Borrower and/or any Guarantor, and any other present or future agreement between Borrower and/or any Guarantor and for the benefit of Bank in connection with the foregoing, all as amended, restated, or otherwise modified. For the sake of clarity, the Subordinated Loan Agreement and the documents and agreements entered into solely with respect to the Subordinated Loan Agreement (including, without limitation, the Warrant (as defined in the Subordinated Loan Agreement)) shall not be considered “Loan Documents” under this Agreement.

“Loan Party” means Borrower, Australian Guarantor and Canadian Guarantor, and any other Affiliate that becomes a Borrower or Guarantor under the Loan Documents after the Effective Date.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower, taken as a whole; (c) a material impairment of the prospect of repayment of any portion of the Obligations or (d) Bank determines, based upon information available to it and in its reasonable judgment, that there is a reasonable likelihood that Borrower shall fail to comply with one or more of the financial covenants in Section 6 during the next succeeding financial reporting period.

“Mavenir” is defined in the preamble hereto.

“Mavenir Singapore” is Mavenir Systems Pte Ltd., a company incorporated under the laws of Singapore with registration number 200105057D and having its registered office located at 18 Mohamed Sultan Road, #03-01, Singapore 238967.

“Mavenir U.K.” is Mavenir Systems UK Limited, a company registered under the laws of England and Wales under company number 04388973 whose registered office is at 76 Wallingford Road, Shillingford, Oxfordshire OX10 7EU, United Kingdom.

“Net Accounts Receivable” is, as of any date of measurement, the sum of (i) (A) gross accounts receivable minus (B) accounts receivable aged more than ninety (90) days past invoice date (one hundred twenty (120) days for accounts receivable the Account Debtor for which is Deutsche Telecom or Vodafone) plus (ii) the lesser of (A) thirty five percent (35%) of gross unbilled accounts receivable or (B) Two Million Dollars ($2,000,000), in each case acceptable to Bank, in its reasonable discretion.

“Net Income” is, as calculated on a consolidated basis for Borrower and its Subsidiaries, if any, for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.

“Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the Loan Documents or otherwise, including, without limitation, all obligations relating to Letters of Credit (including reimbursement obligations for drawn and undrawn Letters of Credit), cash management services, and foreign exchange contracts, if any, (including any amounts under any Bank Services Facility) and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement, memorandum and articles of association (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment” means all checks, wire transfers and other items of payment received by Bank (including proceeds of Accounts and payment of all the Obligations in full) for credit to Borrower’s outstanding Credit Extensions or, if the balance of the Credit Extensions has been reduced to zero, for credit to its Deposit Accounts.

“Perfection Certificate” is defined in Section 5.1.

“Performance Pricing Trigger” is the occurrence of either of the following: Borrower providing Bank evidence satisfactory to Bank, in its reasonable discretion, that Borrower has (i) achieved EBITDA, measured on a trailing three (3) month basis as of the last day of each fiscal quarter, of not less than Zero Dollars ($0.00) for two (2) consecutive quarters; OR (ii) received net proceeds from the issuance of additional equity securities after the Effective Date in a secondary offering of not less than Fifty Million Dollars ($50,000,000). For the sake of clarity, after the occurrence of one of the foregoing Performance Pricing Triggers, the occurrence of the second Performance Pricing Trigger will result in an additional adjustment to the interest rate applicable to the Term Loan.

“Permitted Acquisition” is any Acquisition by the Borrower or any Subsidiary, disclosed to Bank, provided that each of the following shall be applicable to any such Acquisition:

(a) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition;

(b) the entity or assets acquired in such Acquisition are in the same or similar line of business as Borrower is in as of the date hereof or reasonably related, complimentary or incidental thereto;

(c) the target of such Acquisition, if such acquisition is a stock acquisition, shall be an entity organized under the laws of any State in the United States and shall have a principal place in the United States or, if otherwise, either (i) the target shall be organized under the laws of and have a principal place of business in any jurisdiction in which Bank determines, in its reasonable judgment, that Bank can obtain a first-priority perfected security interest over the assets and/or stock of such target in such jurisdiction, or (ii) the amount of consideration payable in connection with such Acquisition shall not exceed the amount of Investments permitted in connection with clause (d) of the definition of “Permitted Investments”;

(d) If the Acquisition includes a merger of Borrower or any Subsidiary, Borrower or such Subsidiary shall remain a surviving entity after giving effect to such Acquisition; if, as a result of such Acquisition, a new Subsidiary of Borrower is formed or acquired, Borrower shall cause such Subsidiary to comply with Section 6.12, as required by Bank;

(e) Borrower shall provide Bank with written notice of the proposed Acquisition at least ten (10) Business Days prior to the anticipated closing date of the proposed Acquisition; and not less than five (5) Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and all other material documents relative to the proposed Acquisition (or if such acquisition agreement and other material documents are not in final form, drafts of such acquisition agreement and other material documents; provided that Borrower shall deliver final forms of such acquisition agreement and other material documents promptly upon completion);

(f) the total cash and non-cash consideration payable (including, without limitation, any earn-out payment obligations) plus the total Indebtedness assumed for all such Acquisitions may not exceed Ten Million Dollars ($10,000,000) in the aggregate for all such Acquisitions;

(g) the resulting transaction is accretive to Borrower’s EBITDA from the date of such Acquisition on a pro forma basis both historically and prospectively as of twelve (12) months after the date of such Acquisition;

(h) Borrower shall demonstrate to Bank’s reasonable satisfaction that, after giving effect to any such Acquisition, Borrower is in pro forma compliance with the financial covenants contained in Section 6.9; and

(i) the entity or assets acquired in such Acquisition shall not be subject to any Lien other than (x) the first-priority Liens granted in favor of Bank and (y) Permitted Liens.

For purposes of clarification, consideration paid and Indebtedness assumed in connection with any Permitted Acquisition shall not be included within the calculations of intercompany Indebtedness described in clause (f) of the definition of Permitted Indebtedness or of intercompany investments described in clause (d) of the definition of Permitted Investments, nor shall intercompany investments made in, or Indebtedness extended to, any Borrower or Subsidiary following its acquisition, as more particularly described in the aforementioned clauses (f) and (d), be included within the calculation described in clause (f) of this definition of Permitted Acquisition.

“Permitted Indebtedness” is:

(j) Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(k) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(l) Subordinated Debt, if any;

(m) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(n) Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(o) (i) (X) unsecured Indebtedness of any Subsidiary owed to a Loan Party plus (Y) unsecured guarantee obligations of Borrower with respect to leases or commercial contacts of any other Borrower or any Subsidiary entered into in the ordinary course of business, in an aggregate amount for all such Indebtedness permitted pursuant to this clause (i), together with Investments permitted in connection with clause (d) of the definition of “Permitted Investments”, not to exceed Eight Million Dollars ($8,000,000.00) in the aggregate for any trailing three-month period, for reasonable operating expenses and capital expenditures of such Borrower or Subsidiaries incurred in the ordinary course of business, in amounts and in a manner consistent with past practices, (ii) Indebtedness of any Borrower owing to any other Borrower and (iii) Indebtedness of any Subsidiary (which is not a Loan Party) to any other Subsidiary (which is not a Loan Party);

(p) Indebtedness assumed in connection with a Permitted Acquisition to the extent otherwise permitted hereunder;

(q) Subject to Section 6.5, current and deferred taxes;

(r) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (h) above; provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be; and

(s) other unsecured Indebtedness in an amount not to exceed Twenty Five Thousand Dollars ($25,000.00).

“Permitted Investments” are:

(t) Investments shown on the Perfection Certificate and existing on the Effective Date;

(u) Cash Equivalents;

(v) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower’s business;

(w) (i) Investments by a Loan Party in any Subsidiary, in an aggregate amount for all such Investments, together with Indebtedness permitted in connection with clause (f) of the definition of “Permitted Indebtedness”, not to exceed Eight Million Thousand Dollars ($8,000,000.00) in the aggregate for each trailing three-month period, for reasonable operating expenses and capital expenditures of such Borrower or Subsidiaries incurred in the ordinary course of business, in amounts and in a manner consistent with past practices, (ii) Investments by any Borrower in any other Borrower and (iii) Investments by any Subsidiary in any Loan Party;

(x) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s board of directors;

(y) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(z) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (g) shall not apply to Investments of Borrower in any Subsidiary;

(aa) Investments consisting of deposit accounts in which Bank has a perfected security interest;

(bb) Investments accepted in connection with Transfers permitted by Section 7.1;

(cc) Investments in connection with transactions permitted pursuant to Section 7.3; and

(dd) Joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year.

“Permitted Liens” are:

(ee) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(ff) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(gg) purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(hh) Liens of carriers, warehousemen, suppliers, landlords or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(ii) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(jj) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(kk) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or Intellectual Property) granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest;

(ll) non-exclusive license of Intellectual Property granted to third parties in the ordinary course of business;

(mm) Liens arising from judgments, orders, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7;

(nn) Easements, rights of way, covenants, restrictions, reservations, exceptions and other similar restrictions and encumbrances or title defects, in each case incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value or usefulness of the property subject thereto or materially interfere with the ordinary conduct of business of Borrower; and

(oo) Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions; provided that (except as otherwise permitted in Section 6.8(b)) Bank has a perfected security interest in the amounts held in such deposit and/or securities accounts.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” means the rate of interest published in the “Money Rates” section of The Wall Street Journal, Eastern Edition as the “United States Prime Rate.” In the event that The Wall Street Journal, Eastern Edition is not published or such rate does not appear in The Wall Street Journal, Eastern Edition, the Prime Rate shall be determined by Bank until such time as the Prime Rate becomes available in accordance with past practices.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means, as of any date of determination, such amounts as Bank, after notice and consultation with Borrower, may from time to time establish and revise in good faith reducing the amount of Advances, Letters of Credit and other financial accommodations which would otherwise be available to Borrower under the lending formulas: (a) to reflect events, conditions, contingencies or risks which, as determined by Bank in good faith, do or may affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets or business of Borrower or any guarantor, or (iii) the security interests and other rights of Bank in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Bank’s good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any guarantor to Bank is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Bank determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Bank’s right to sell any Collateral.

“Revolving Line” is an Advance or Advances in an amount not to exceed Fifteen Million Dollars ($15,000,000.00) outstanding at any time.

“Revolving Line Maturity Date” is March 6, 2017 (the date that is three (3) years after the Effective Date).

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Security Documents” is defined in Section 4.1.

“Settlement Date” is defined in Section 2.1.4.

“Short Term Advances” are Advances that are re-paid in full within seven (7) days.

“Singapore Borrower” is Mavenir Singapore.

“Singapore Debenture” is that certain debenture dated as of February 13, 2013 granted by Singapore Borrower in favor of Bank, as may be amended, amended and restated, modified, reaffirmed and/or supplements from time to time, together with any additional debenture granted by any Singapore Borrower thereafter.

“Singapore Insolvency Proceeding” means in relation to the Singapore Borrower (a) any step is taken with a view to a moratorium or a composition, assignment or similar arrangement with any of its creditors; (b) a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to make an application to or to file documents with a court or any registrar for, its winding-up, administration or dissolution or any such resolution is passed; (c) an order is made for its winding-up, administration or dissolution, or any Person presents a petition, or makes an application to or files documents with a court or any registrar, for its winding-up, administration or dissolution, or gives notice to the Bank of an intention to appoint an administrator other than, in any case, any winding up petition which is frivolous or vexatious and is discharged, stayed, or dismissed within thirty (30) days of commencement or, if earlier, the date on which it is advertised (but no Credit Extensions shall be made until such petition is dismissed); (d) any liquidator, receiver, judicial manager, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets; or (e) its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, receiver, administrator or similar officer.

“Singapore Security Documents” is the Singapore Debenture and any other security document as may be entered into by the Singapore Borrower in respect of security granted by the Singapore Borrower in favor of Bank thereafter.

“Streamline Period” is, on and after the Effective Date, provided no Default or Event of Default has occurred and is continuing, the period (i) beginning on the first (1st) day in which Borrower has, for each consecutive day in the immediately preceding sixty (60) day period, maintained a Liquidity Ratio in an amount at all times of at least 2.00:1.00, as determined by Bank, in its sole discretion (the “Streamline Balance”); and (ii) ending on the earlier to occur of (A) the occurrence of a Default or an Event of Default; and (B) the first day thereafter in which Borrower fails to maintain the Streamline Balance, as determined by Bank, in its sole discretion. Upon the termination of a Streamline Period, Borrower must maintain the Streamline Balance each consecutive day for sixty (60) consecutive days, as determined by Bank, in its sole discretion, prior to entering into a subsequent Streamline Period. Borrower shall give Bank prior-written notice of Borrower’s intention to enter into any such Streamline Period.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subsidiary” is, as to any Person, (a) a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person, (b) a subsidiary as defined in Section 1159 of the U.K. Companies Act 2006, or (c) unless the context otherwise requires, a subsidiary undertaking within the meaning of Section 1162 of the U.K. Companies Act 2006. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower or Guarantor.

“Term Loan” is a loan made by Bank pursuant to the terms of Section 2.1.2 hereof.

“Term Loan Amount” is defined in Section 2.1.2(a).

“Term Loan Maturity Date” is March 1, 2019.

“Term Loan Payment” is defined in Section 2.1.2(b).

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transaction Report” is the Bank’s standard reporting package provided by Bank to Borrower.

“Transfer” is defined in Section 7.1.

“U.K. Blocked Account” is defined in Section 6.3(c)(ii).

“U.K. Borrower” is the collective reference to Mavenir U.K. and U.K. Holdings.

“U.K. Borrower Debentures” means each of (i) that certain mortgage debenture dated as February 13, 2013 granted by Mavenir U.K. in favor of Bank, as the same may be amended, amended and restated, modified, reaffirmed and/or supplemented from time to time, and (ii) that certain mortgage debenture dated as of February 13, 2013 granted by U.K. Holdings in favor of Bank, as the same may be amended, amended and restated, modified, reaffirmed and/or supplemented from time to time, together with any additional mortgage debenture granted by any U.K Borrower thereafter.

“U.K. Borrower Share Charges” means each of (i) that certain first charge over the entire issued share capital of U.K. Holdings granted by U.S. Holdings as the shareholder of U.K. Holdings to Bank dated as of February 13, 2013, as the same may be amended, amended and restated, modified, reaffirmed and/or supplemented from time to time and (ii) that certain first charge over the entire issued share capital Mavenir U.K. granted by U.K. Holdings as the shareholder of Mavenir U.K. to Bank dated as of February 13, 2013, as the same may be amended, amended and restated, modified, reaffirmed and/or supplemented from time to time.

“U.K. Holdings” is Mavenir Systems Holdings Limited, a company registered under the laws of England and Wales under company number 05181808 whose registered office is at 76 Wallingford Road, Shillingford, Oxfordshire OX10 7EU, United Kingdom.

“U.K. Insolvency Proceeding” means in relation to any Person: (a) any step is taken with a view to a moratorium or a composition, assignment or similar arrangement with any of its creditors; (b) a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to make an application to or to file documents with a court or any registrar for, its winding-up, administration or dissolution or any such resolution is passed; (c) an order is made for its winding-up, administration or dissolution, or any Person presents a petition, or makes an application to or files documents with a court or any registrar, for its winding-up, administration or dissolution, or gives notice to Agent of an intention to appoint an administrator other than, in any case, any winding up petition which is frivolous or vexatious and is discharged, stayed, or dismissed within thirty (30) days of commencement or, if earlier, the date on which it is advertised (but no Credit Extensions shall be made until such petition is dismissed); (d) any liquidator, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets; or (e) its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, receiver, administrator or similar officer.

“U.K. Security Documents” or “U.K. Security Document” is any or all of the U.K. Borrower Debentures and the U.K. Borrower Share Charges as the context may require.

“United Kingdom” or “U.K.” means the United Kingdom of Great Britain and Northern Ireland.

“Unused Revolving Line Facility Fee” is defined in Section 2.4(d).

“U.S. Borrower” is the collective reference to Mavenir, Holdings and Mavenir IP.

“U.S. Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

MAVENIR SYSTEMS, INC.

By	/s/ Terry Hungle
Name:	Terry Hungle
Title:	Chief Financial Officer

MAVENIR HOLDINGS, INC.

By	/s/ Terry Hungle
Name:	Terry Hungle
Title:	Chief Financial Officer

MAVENIR SYSTEMS IP HOLDINGS, LLC

By	/s/ Terry Hungle
Name:	Terry Hungle
Title:	Vice President

MAVENIR SYSTEMS HOLDINGS LIMITED

By	/s/ Terry Hungle
Name:	Terry Hungle
Title:	Director

MAVENIR SYSTEMS UK LTD.

By	/s/ Terry Hungle
Name:	Terry Hungle
Title:	Director

MAVENIR SYSTEMS PTE LTD.

By	/s/ Terry Hungle
Name:	Terry Hungle
Title:	Director

[Signature page to Amended and Restated Loan and Security Agreement]

BANK:

SILICON VALLEY BANK

By	/s/ Jennifer Bentley
Name:	Jennifer Bentley
Title:	Relationship Manager

The undersigned (a) ratifies, confirms and reaffirms, all and singular, the terms and conditions of that certain Guaranty and Indemnity, dated as of February 13, 2013 in favor of Bank (the “Australian Guarantee”), (b)consents to the terms of the Amended and Restated Loan and Security Agreement; and (c) acknowledges, confirms and agrees that: (i) the Australian Guarantee shall remain in full force and effect and shall in no way be limited by the execution of the Amended and Restated Loan and Security Agreement, or any other documents, instruments and/or agreements executed and/or delivered in connection therewith, and (ii) the Obligations under the Loan Agreement, as amended by the Amended and Restated Loan and Security Agreement, shall continue to constitute Guaranteed Money (as such term is defined in the Australian Guarantee).

EXECUTED by MAVENIR SYSTEMS AUSTRALIA PTY LTD in accordance with section 127(1) of the Corporations Act 2001 (Cwlth) by authority of its directors: /s/ Pardeep Kohli Signature of director	) ) ) ) ) ) ) ) ) ) ) )	/s/ Terry Hungle Signature of director
Pardeep Kohli Name of director (block letters)		Terry Hungle Name of director

[Signature page to Amended and Restated Loan and Security Agreement]

Schedule 1

List of Ineligible Jurisdictions

Afganistan

Antiqua and Barbuda

Argentina – Public Sector

Burma

Cambodia

Cuba

East Timor

Ecuador

Guinea

Guinea-Bassau

Haiti

Iran

North Korea

Laos

Libya

Nauru

Nepal

Somalia

Sudan

Suriname

Syria

Turkmenistan

1

Venezuela

Yemen

Zimbabwe

2

EXHIBIT A – COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include any Excluded Property.

3

EXHIBIT B

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:

FROM: MAVENIR SYSTEMS, INC., et al.

The undersigned authorized officer of MAVENIR SYSTEMS, INC., et al. (“Borrower”) certifies that under the terms and conditions of the Amended and Restated Loan and Security Agreement between Borrower and Bank (the “Agreement”), (1) Borrower is in complete compliance for the period ending                    with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries, if any, relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Monthly financial statements (including income statement and statement of cash flows) with Compliance Certificate and Deferred Revenue Report	Monthly within 30 days	Yes No

Annual financial statement (CPA Audited) + CC	FYE within 150 days	Yes No

10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No

A/R & A/P Agings	Monthly within 20 days	Yes No

Transaction Reports	Bi-Weekly and with each Credit Extension (Monthly within 30 days when a Streamline period is in effect or no outstanding Advances —other than Short Term Advances)	Yes No

Projections/Operating Budgets	Earlier of (i) 15 days after approval by board of directors or (ii) January 31st of each fiscal year	Yes No

The following Intellectual Property was registered after the Effective Date (if no registrations, state “None”)

Financial Covenant	Required	Actual	Complies
Maintain as indicated:

Minimum Liquidity Ratio (monthly)	1.35:1.00	:1.00	Yes No

Minimum EBITDA (quarterly)*		$	Yes No

*	See Section 6.9(b)

Streamline Reporting	Applies
Liquidity Ratio > 2.00:1.00	Yes No

Liquidity Ratio ≤ 2.00:1.00	Yes No

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

MAVENIR SYSTEMS, INC., for itself and on behalf of each other Borrower	BANK USE ONLY
Received by:
By:		AUTHORIZED SIGNER

Name:	Date:

Title	Verified:
AUTHORIZED SIGNER

Date:

Compliance Status: Yes No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:

I. Liquidity Ratio (Section 6.9(a))

Required: Borrower shall maintain, to be tested as of the last day of each month, on a consolidated basis with respect to Borrower and its Subsidiaries, a Liquidity Ratio of at least 1.35:1.00.

Actual:

A.	Unrestricted cash and Cash Equivalents	$
B.	Gross accounts receivable	$
C.	Accounts receivable aged more than ninety (90) days past invoice date (one hundred twenty (120) days for accounts receivable the Account Debtor for which is Deutsche Telecom or Vodafone)	$
D.	the lesser of (A) 35% of gross unbilled accounts receivable or (B) $2,000,000	$
E.	NET ACCOUNTS RECEIVABLE (line B minus line C plus line D)	$
F.	All outstanding Obligation of Borrower owed to Bank	$
G.	LIQUIDITY RATIO ((i) the sum of line A plus line E divided by (ii) line F)	$

Is line G equal to or greater than 1.35:1.00?

No, not in compliance	Yes, in compliance

Is line G greater than 2.00:1.00?

No, Streamline Period NOT in Effect	Yes, Streamline Period in Effect

II. Minimum EBITDA (Section 6.9(b))

Required: Achieve EBITDA, measured quarterly, on a trailing six (6) month basis, of at least (losses no worse than) the following for the periods indicated below:

Quarterly Period Ending (measured on a trailing six month basis)	Minimum EBITDA (loss no worse than)
March 31, 2014	($10,000,000)
June 30, 2014	($7,500,000)
September 30, 2014	($7,500,000)
December 31, 2014	($5,000,000)
March 31, 2015	($2,500,000)
June 30, 2015	($1,250,000)
September 30, 2015, and each quarterly period ending thereafter	$0.00

Actual: All amounts measured on a trailing six (6) month basis:

A.	Net Income	$
B.	Interest Expense	$
C.	To the extent deducted in the calculation of Net Income, depreciation expense and amortization expense	$
D.	Income tax expense	$
E.	Non-cash stock compensation expense	$
F.	Net non-cash foreign currency translation expense	$
G.	Non-cash accounting adjustments made in accordance with GAAP	$
H.	EBITDA ( the sum of lines A through G)	$

Is line H equal to or greater than (loss no worse than) [$                    ]?

No, not in compliance	Yes, in compliance